Exhibit 99.1

POORE BROTHERS ANNOUNCES MANAGEMENT CHANGES —  INCREASED FOCUS ON INNOVATION

GOODYEAR, Ariz. — March 7, 2005 — Poore Brothers, Inc. (Nasdaq: SNAK) today announced the Board of Directors has promoted Glen Flook to Executive Vice President of Innovation and promoted Brian Foster to Vice President of Manufacturing, both effective immediately.  The Company believes these changes will permit an increased focus on innovation to assist it in achieving its aggressive long-term growth plans. In addition, the Company announced the resignation of David Greenberg as Senior Vice President of Marketing effective immediately.

“The Company is excited to announce the promotion of Glen Flook to Executive Vice President of Innovation,” commented Thomas Freeze, President and Chief Executive Officer.  “Glen’s promotion reinforces our commitment to continued innovation and to applying our talented resources to initiatives that will significantly impact our future.  We believe Glen’s eighteen years of experience in the food industry and his knowledge of the retail marketplace make him superbly qualified.  He will search the marketplace for product, brand, licensing and acquisition opportunities in cooperation with our marketing group, which he will oversee on an interim basis. We’re excited about our new Cinnabon® and T.G.I. Friday’s® brand product releases coming in the second quarter, however we are already commencing the search for innovative new products and brands that can be developed, tested and launched in 2006.

“I am also pleased to announce the promotion of Brian Foster from Plant Director of our Bluffton, Indiana facility to the new position of Vice President of Manufacturing.  In this role, Brian will oversee the operations of both of our manufacturing plants while continuing to provide the capable leadership he always has at our Bluffton plant.  He will now report directly to me along with Lisa Schommer, our Vice President of Supply Chain Management.

“These leadership changes were made to strengthen our ability to create, license and/or acquire Intensely Different™ brands and to ensure continued strong leadership and direction for the business.  It is continued evidence of our commitment to innovation and to building a family of $20 - $50 million brands in order to achieve our vision of being a $200 million marketer of Intensely Different™ food brands,” concluded Mr. Freeze.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Potato Company®. For further information about Poore Brothers or this release, please contact Richard M. Finkbeiner, Senior Vice President and Chief Financial Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.